Amendment 02

Sublease Agreement NO. C20756

between

SPACE FLORIDA

and

STARFIGHTERS INTERNATIONAL INC.

This Amendment 2 to Sublease Agreement C20756 is entered into as of June 1, 2024 (the "Effective Date") by SPACE FLORIDA, and Starfighters International Inc. ("Company"), and amends the Sublease Agreement entered into by the parties on June l, 2022 (herein after referred to as "Agreement").

In consideration of the mutual covenants and conditions set forth herein and, in the Agreement identified above, the parties hereby agree to amend the Agreement as follows:

1. Section I. Site Occupant Lease Agreement. During the Term of this Agreement, Landlord hereby grants Tenant use of the following: 2,500 sq. ft. of area beside the Aircraft Ground Equipment Shed (16-2362); and 10,000 sq. ft. of the RLV Hangar Flight Vehicle Facility (J6-2466), hereinafter referred to as ("the Tenant Premises") as depicted in Attachment A. If Starfighter property remains outside the Tenant Premises for more than 24 hours, a $100 will be applied per day for each occurrence.

2. Section 5. Term is hereby extended to May 31, 2025.

3. All provisions of the Agreement that are not specifically amended by this Amendment 2 shall remain in full force and effect.

Authorized parties are signing this Amendment 2 on the Execution Dates below.

Space Florida:	Starfighters International Inc.:

/s/ Denise Swanson	/s/ Rick Svetkoff
Denise Swanson, EVP, CFO, & Corporate Administrative Officer	Rick Svetkoff, President

April 19, 2024	April 17, 2024
Execution Date	Execution Date